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                                                                    Exhibit 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS





                 We consent to the incorporation by reference in this registration statement on Form S-8 (File No. 333- ) of our reports, dated November 6, 1996, except for notes 6, 9 and 12, as to which the date is February 28, 1997, on our audits of the consolidated financial statements and financial statement schedule of Getty Petroleum Marketing Inc. and Subsidiaries as of January 31, 1996 and 1995, and for each of the three years in the period ended January 31, 1996, which report is included in the registration statement on Form 10/A of Getty Petroleum Marketing Inc. (File No. 001-14990).





                                                /s/     COOPERS & LYBRAND L.L.P.



New York, New York
March 13, 1997